Exhibit 99.1

Green Energy Management Services Holdings, Inc. Issues Letter to Shareholders

Baton Rouge, La. -- Green Energy Management Services Holdings, Inc. (OTCBB: GRMS.OB) (the “Company”) issued today the following Letter to Shareholders:

Dear Shareholders:

I wanted to update you on the Company’s progress since the new management team was put in place in April 2011. During the short period we have been in office, we have made significant progress in positioning the Company for growth in 2012. Over the past 9 months, we have refined our lighting and water management products in order to better deliver what our customers require – energy management technologies that deliver a reliable cost-effective alternative to what is available in the market today. This has resulted in the Company making significant operational changes. I am pleased to tell you that today GEM is a much different company than it was when I became Chairman, President and CEO. We have streamlined operations, reducing operating costs significantly, and, most importantly, we have developed products and technologies that our customers tell us that they need.

One of the products I am most excited about is our newly revamped “GEM Water Management System,” which now includes value-added alternatives that may result in our customers consistently saving as much as 25% of their current water expense. While this has been a costly engineering endeavor, our GEM Water Management System is more efficient and easier to install. In the coming months, we will be installing our GEM Water Management System with clients that have committed to the product and have substantial water costs. It appears that return on investment (ROI) can be achieved in as little as 4 months with “annuity type agreements,” potentially lasting as long as 90 months. Prior to these engineering changes, the payback on GEM’s investment was much longer, which was a significant impediment to new sales.

This year we completed a lighting installation project in one of America’s largest public communities, Co-Op City in New York, with substantial results. While GEM had promised the customer a certain level of savings on its lighting bill, we exceeded those initial expectations. As a result, we have begun collecting monthly payments that share in the customer’s significant savings. The Company is in the process of monetizing that contract in an effort to re-deploy cash toward other energy management opportunities. In addition to lighting at Co-Op City, we have tested the GEM Water Management System on the property and are evaluating the savings, hopefully with a similar result.

While it has taken longer and been more challenging than I would have anticipated when I became CEO, I believe that GEM has the products, cost structure and management team in place to meaningfully grow our revenue in 2012. Thank you for your continued support during this challenging period. We look forward to sharing with you exciting developments regarding our revamped products in the New Year.

Sincerely,

Ronald P. Ulfers, Jr.
Chairman, President and CEO

About Green Energy Management Services Holdings, Inc. (GEM)

Based in the eastern United States and providing its services to customers worldwide, GEM is a full service energy management company. GEM provides its clients all forms of energy efficiency solutions mainly based in two functional areas: energy efficient lighting upgrades and efficient water utilization. GEM is currently primarily involved in the distribution of energy efficient light emitting diode (“LED”) units (the “Units”) to end users who utilize substantial quantities of electricity. [GEM is also currently involved in the initial stages of customer installation of its Water Management System.] GEM structures its contracts with no upfront or maintenance costs to its customers and shares in the achieved energy[, water utilization] and maintenance savings.

GEM provides energy-saving technologies under long-term, fixed-price contracts. GEM provides and installs, on a turnkey basis, technology which should reduce by between 40-70% customers’ monthly electric and other energy costs and reduce by between 10-30% customers’ monthly water and sewer costs. GEM’s goal is to capture a significant portion of this benefit over the life of the contract, in exchange for providing the equipment, maintenance, management and technical expertise.

Addressing the energy efficiency arena, GEM concentrates its marketing efforts within geographic regions exhibiting higher than average per kilowatt hour utility rates and having energy customers who consume higher than average quantities of energy. GEM then develops an energy efficiency/energy management program, which potentially provides end-users alternatives to decrease their energy consumption. Additionally, in many instances, GEM assumes the management and maintenance of its clients’ lighting needs which affords its clients greater labor efficiencies.
GEM has patents pending in certain technology supporting its water management device and also provides other water management systems that reduce its customers’ costs. GEM outsources its lighting replacement needs but those product providers all possess proprietary or patented technology.

Additional information on GEM may be found at www.gempowered.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” relating to the business of the Company, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current expectations with respect to future events and are subject to numerous risks, uncertainties and other factors that could cause actual results, events and developments to differ materially from those set forth in or implied by these forward-looking statements. Factors that could cause actual results, events and developments to differ include, but are not limited to, those described in the Company’s reports on Forms 8-K, 10-Q and 10-K and proxy statements, which have been or will be filed by the Company with the Securities and Exchange Commission (the “SEC”), including, without limitation, those facts listed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2011. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict. The Company undertakes no obligation and expressly disclaims any obligation, to revise or publicly update any forward-looking statements, or to make any other forward-looking statements, whether as a result of changed assumptions, new information, future events or otherwise.

Contact:
Green Energy Management Services Holdings, Inc.
Investor Relations:

Peter Barrios, CFO

(225) 364-2813